                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           WHOLE FOODS MARKET, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        [WHOLE FOODS LOGO APPEARS HERE]


                                    February 19, 1999

Dear Fellow Shareholders:

     Our Annual Meeting of Shareholders will be held on Monday, March 29, 1999 at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado at 10 a.m. local time. The accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement and the form of proxy) provide additional information about the Annual Meeting, including details on the proposal to be voted on. A copy of the Company's Annual Report is also included.

     At the meeting, shareholders will be asked to elect to the Board of Directors of Whole Foods Market three directors who will serve a three-year term expiring at the annual meeting of shareholders in 2002.

    We look forward to your participation in this year's Annual Meeting process, and, as always, appreciate your support.

                                    Sincerely,

                                    /s/ JOHN MACKEY
                                    ------------------------------
                                    John Mackey
                                    Chairman of the Board &
                                    Chief Executive Officer

                       [WHOLE FOODS LOGO APPEARS HERE]

                           Whole Foods Market, Inc.
                             601 North Lamar, #300
                             Austin, Texas  78703

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

     The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company" or "Whole Foods Market") will be held at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado on Monday, March 29, 1999 at 10 a.m. local time. At the meeting, shareholders will be asked to elect to the Board of Directors of Whole Foods Market three directors who will serve a three-year term expiring at the annual meeting of shareholders in 2002.

     Shareholders will also transact any other business that may properly come before the meeting.

     Only shareholders of record at the close of business on January 29, 1999 are entitled to notice of, and to vote at, the meeting.

                            YOUR VOTE IS IMPORTANT!

     Please date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in "street name" by a stockbroker may vote electronically via the Internet or by telephone. Signing and returning the proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the meeting.

                             By Order of the Board of Directors

                             /s/ GLENDA FLANAGAN
                             ------------------------------
                             Glenda Flanagan
                             Secretary

February 19, 1999
Austin, Texas

                           WHOLE FOODS MARKET, INC.
                             601 North Lamar, #300
                             Austin, Texas  78703
                              www.wholefoods.com

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                            Monday, March 29, 1999
                                    10 a.m.

                               Hotel Boulderado
                               2115 13th Street
                               Boulder, Colorado


     The accompanying proxy is being solicited on behalf of the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders, the time and place of which are noted above. At the meeting, shareholders will be asked to vote on one proposal that is listed in the accompanying Notice of Annual Meeting of Shareholders and described in more detail below. Shareholders will also consider any other proposals or business that may properly come before the meeting, although the Board of Directors knows of no other proposals or business to be presented.

     By executing and returning the proxy (either by returning the paper proxy card or, if a beneficial holder of shares in street name, by submitting your proxy electronically via the Internet or by telephone), you authorize John P. Mackey and Glenda Flanagan to represent you and vote your shares at the meeting in accordance with your instructions. Those persons may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote in person, regardless of whether you have executed and returned the proxy. In addition, you may revoke your proxy at any time before its exercise at the meeting by delivering a written notice of revocation to the Company's Secretary or by executing and delivering a later-dated proxy.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY EITHER IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, OR, IF A BENEFICIAL HOLDER OF SHARES IN STREET NAME, BY SUBMITTING YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

                               QUORUM AND VOTING

Record Date. The record date for the meeting is January 29, 1999. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the meeting.

Voting Stock. The only class of stock entitled to be voted at the meeting is the Company's Common Stock. At the close of business on the record date, there were 26,673,994 shares of Common Stock outstanding and entitled to be voted at the meeting, and the holders of those shares will be entitled to one vote per share.

Quorum. In order for any business to be conducted, holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

Adjourned Meeting. If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Tabulation of Votes. The Company's transfer agent will be responsible for tabulating and certifying the votes.

Voting by Street Name Holders. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

Abstentions and Broker Non-votes. If you ABSTAIN from voting, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. Because directors are elected by a plurality of the votes (see "Proposal 1 -- Election of Directors" below), an abstention would have no effect on the outcome of the vote on Proposal 1 and, thus, is not offered as a voting option for that proposal.

If your shares are treated as broker non-votes, they will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. Otherwise, however, those shares will be treated as shares not entitled to be voted on the proposal. Consequently, a broker non-vote with respect to Proposal 1 (Election of Directors) will have no effect on the outcome of the vote on that proposal.

Default Voting. If you properly execute and return the accompanying proxy (in paper form, electronically via the Internet or by telephone) but do not indicate any voting instructions, your shares will be voted as follows:

 . Proposal 1 (Election of Directors) -- FOR all nominees

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

     Current Nominees. The three-year terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated Linda A. Mason and Dr. Cristina G. Banks for reelection as Class I directors. Dr. Banks and Ms. Mason are currently serving as Class I directors. If they are reelected, they will continue to serve as Class I directors with terms to expire at the annual meeting of shareholders to be held in 2002.

     In addition, the Board of Directors has nominated Jirka Rysavy for election as a Class I director. If elected, Mr. Rysavy will serve as a Class I director with a term to expire at the annual meeting of shareholders to be held in 2002.

     The Board of Directors recommends that you vote FOR the election of these three nominees.

     The following is biographical information about each of the nominees.

Dr. Cristina G. Banks, 46, has served as a director of the Company since July 1992. Dr. Banks is a principal and co-owner of Terranova Consulting Group, a full service management consulting firm which was started in December 1996. She has served as Senior Lecturer on the faculty at the Walter A. Haas School of Business in Berkeley, California since 1985.

Linda A. Mason, 44, has served as a director of the Company since July 1992. Ms. Mason is a co-founder and has served as Chairman of the Board of Bright Horizons Family Solutions, Inc., which operates work-site childcare centers, since July 1998. From 1982 to July 1988, she served as such company's President.

Jirka Rysavy, 44, joined the Company's board in November 1998. Mr. Rysavy is the Chairman and Chief Executive Officer of Gaiam, Inc., a provider of environmental information, goods and services. From 1986 to 1998, Mr. Rysavy served as Chairman of the Board and Chief Executive Officer of Corporate Express, Inc., a global provider of non-production goods and services to large corporations. Mr. Rysavy continues to serve as a director of Corporate Express, Inc.

     Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

     In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

     Continuing Directors. The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire at the annual meeting of shareholders to be held in 2002, the terms of the Class II directors expire at the annual meeting of shareholders to be held in 2000, and the terms of the Class III directors expire at the annual meeting of shareholders to be held in 2001. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.

Name                    Age  Director Class             Committees
----                    ---  --------------             ----------

John P. Mackey           45       III                   -
Dr. Cristina G. Banks    46       I          Nominating, Compensation (Chairman)
David W. Dupree          45       III        Audit and Finance, Nominating
Dr. John B. Elstrott     50       II         Audit and Finance (Chairman)
Avram J. Goldberg        69       II         Audit and Finance
Fred "Chico" Lager       44       III        Compensation
Linda A. Mason           44       I          Audit and Finance, Nominating
                                               (Chairman)
Jirka Rysavy             44       I                     -
Dr. Ralph Z. Sorenson    65       II         Compensation

     Set forth below is biographical information about each of the Company's directors, except for Dr. Banks, Ms. Mason, and Mr. Rysavy whose biographical information is included under "Current Nominees" above.

David W. Dupree, 45, has served as director of the Company since August 1996. Mr. Dupree is a Managing Partner of Halifax Capital Partners, a limited partnership founded to pursue small and mid cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, from 1995 to 1998. He served as a Principal of such company from 1992 to 1995. Mr. Dupree also serves as a director of Insight Health Services Corp.

Dr. John B. Elstrott, 50, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University's A.B. Freeman School of Business that was started in 1991. He has been on the faculty at Tulane since 1982.

Avram J. Goldberg, 69, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Mr. Goldberg also serves as a director of Ekco Group, Inc.

Fred "Chico" Lager, 44, has served as a director of the Company since January 1996. Mr. Lager has been a Trustee of Fenimore Asset Management Trust, a mutual fund company, since 1997. Mr. Lager has been a self-employed consultant, working with a select number of emerging small businesses, since 1991.

John P. Mackey, 45, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980.

Dr. Ralph Z. Sorenson, 65, has served as a director of the Company since December 1994. Dr. Sorenson is currently Professor Emeritus of business administration at the University of Colorado, Boulder and has served in various capacities at the University of Colorado since July 1992, including Dean of the College of Business and Graduate School of Business Administration. Dr. Sorenson serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Inc. and Exabyte Corporation.

Committees and Meetings. The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

     . Audit and Finance. The Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit and Finance Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports.

     . Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's executive officers and regional presidents. The Compensation Committee also administers the Company's stock option plans and employee stock purchase plan.

     . Nominating Committee. The Nominating Committee recommends to the Board qualified nominees for election to the Board. The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     During fiscal 1998, the Board of Directors and the various committees held the following number of meetings: Board of Directors, five; Finance and Audit Committee, two; Compensation Committee, two; and Nominating Committee, one. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

                            Executive Compensation

Compensation of Directors

     Each non-employee director of the Company receives $3,000 for each Board of Directors meeting he or she attends and $500 for each telephone meeting called by the Company which is greater than one hour in length and in which a majority of directors participate. Each non-employee committee chair receives an annual retainer of $1,500. Each non-employee director receives $500 for each committee meeting attended (excluding the Nominating Committee meetings). Each non-employee director who is a member of the Nominating Committee receives $2,500 for each new director recruited. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Mr. Mackey, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

     Under the Company's option plan for outside directors, each newly elected director is entitled to an option as of the date of his or her election to purchase 10,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the date of grant. Incumbent directors are entitled to an option grant as of the date of the Company's annual meeting of shareholders to purchase 2,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the date of grant if the director attended at least two-thirds of the meetings of the Company's Board of Directors held in the preceding year.

Compensation of Executive Officers

     The following table sets forth information concerning compensation paid or accrued by the Company during the three-year period ended September 27, 1998 to or for the Company's Chief Executive Officer and the certain other highest compensated executive officers of the Company whose total compensation exceeded $100,000.

                           Summary Compensation Table

                                                                Other        Company
Name and                                                       Annual         Stock
Principal Position           Year   Salary    Bonus(1)     Compensation(2)   Options
------------------           ----   ------    --------     ---------------   -------

John P. Mackey               1998  $185,000  $ 90,000          $  500          9,000
Chairman & CEO               1997   170,000    93,000             500          9,000
                             1996   145,000    52,500             500          9,000

Peter Roy                    1998  $165,000  $110,000          $  500          4,000
Former President             1997   150,000   103,000             500          4,000
                             1996   130,000    67,900             500         19,000

Chris Hitt                   1998  $165,000  $ 94,000          $  500              0
Former Regional President    1997   150,000    68,900             500          3,600
Current President (3)        1996   150,000    47,707           8,035(4)      31,100

Glenda Flanagan              1998  $150,000  $125,000          $  500          4,000
CFO                          1997   135,000   105,000             500          4,000
                             1996   115,000    78,700             500          9,000

James P. Sud (5)             1998  $150,000  $125,000          $  500          4,000
COO                          1997    90,000    47,600           -----         14,000

Carl Morris (6)              1998  $130,000  $145,000          $  500          4,000
Former CIO                   1997   130,000    92,000             500          4,000
                             1996   110,000    47,700             500          9,000

(1) The Company has a policy that limits the cash compensation paid in any one year to any officer to ten times the average full time salary of all Team Members. Amounts earned in excess of the salary limitation may be deferred to the next year, subject to certain restrictions.
(2) Except as otherwise indicated, the amounts indicated reflect the Company's contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Savings Plan and Trust. In 1996, 1997 and 1998, the Company's contribution was a maximum of $500 paid in shares of the Company's common stock.
(3) Mr. Hitt became the Company's President effective January 1, 1999.
(4) Of the amount indicated, $7,535 represents reimbursement of moving expenses.
(5) Mr. Sud did not earn $100,000 prior to fiscal 1997. Salary and bonus for 1997 are prorated to reflect Mr. Sud's May 1, 1997 employment date.
(6) As of the fiscal year end, Mr. Morris was no longer an executive officer of the Company but served as President of WholeFoods.com, a subsidiary of the Company.

Option Plans


     The following table sets forth certain information with respect to the options granted during the fiscal year ended September 27, 1998 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."


                       Option Grants in Fiscal Year 1998


                               Percentage of                                      Potential Realizable Value
                               Total Options                                        of Assumed Annual Rates
                     Number      Granted to                                       of Stock Price Appreciation
                   of Options   Employee in     Exercise Price   Expiration           for Option Term (1)
      Name          Granted     Fiscal Year     per Share (3)       Date                     5 %       10 %
-----------------  ----------  -------------   ---------------   ----------            --------   --------


John P. Mackey          5,000                        $   49.75     01/21/05            $101,266   $235,993
                        4,000                        $   69.75     03/31/05            $113,581   $264,692
                        -----
                        9,000             (2)

Peter Roy               4,000             (2)        $   69.75     03/31/05            $113,581   $264,692

Chris Hitt                  0              -                 -            -                   -          -

Glenda Flanagan         4,000             (2)        $   69.75     03/31/05            $113,581   $264,692

James P. Sud            4,000             (2)        $   69.75     03/31/05            $113,581   $264,692

Carl Morris             4,000             (2)        $   69.75     03/31/05            $113,581   $264,692

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)  Less than 1%.
(3)  Closing price of common stock at date of grant.

     The following table sets forth certain information with respect to the options exercised by the executive officers named above during the year ended September 27, 1998 or held by such persons at September 27, 1998. The number of options held at September 27, 1998 includes options granted under the 1992 Option Plan for Team Members.

                                                       Number of              Value of Unexercised
                                                  Unexercised Options       In-the-Money Options at
                     Shares                      at September 27, 1998       at September 27, 1998
                    Acquired        Value      --------------------------  --------------------------
     Name          on Exercise   Realized(1)   Exercisable  Unexercisable  Exercisable  Unexercisable
-----------------  -----------  -------------  -----------  -------------  -----------  -------------
John P. Mackey               0     $        0       79,350         24,650   $2,819,350       $370,875
Peter Roy                    0              0       48,100         20,900    1,121,563        386,813
Chris Hitt              69,815      3,189,568       22,186         22,250      568,313        417,735
Glenda Flanagan            900         41,625       58,200         15,900    1,990,963        273,375
James P. Sud                 0              0       10,100         16,700      260,838        287,063
Carl Morris              4,800        186,000       12,150         17,100      279,356        302,075

(1) Calculated using the difference between the actual sales price of the underlying shares (if the underlying shares were sold immediately upon exercise) or the closing sales price of the Common Stock on the date of exercise (if the underlying shares were not sold immediately upon exercise) and the exercise price.
(2) Amounts were calculated by multiplying the number of unexercised options by the closing sales price of the Common Stock on the last trading day of fiscal 1998 ($43.625) and subtracting the exercise price.


Employment Agreements

     Since November 1991, the Company has entered into Retention Agreements with the executive officers of the Company or its subsidiaries that provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's Compensation Committee is empowered to review and recommend to the full Board of Directors the annual compensation and compensation procedures for all executive officers and regional presidents of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

     Annual executive officer and regional president compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any executive officer or regional president in any calendar year to ten times the average full-time salary of all team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer and regional president, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

     The base salary levels for the executive officers and regional presidents of the Company were increased between 0% and 20% in calendar 1998 over calendar 1997. The most significant determinants in these increases were (i) the level of revenues and net income achieved by the Company and by its operating regions and (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers and regional presidents.

     All of the Company's executive officers and regional presidents participate in an incentive compensation plan. The incentive compensation paid to the executive officers for fiscal 1998 was based upon the increase in earnings per share of the Company. The incentive compensation paid to the regional presidents was based upon the earnings, new store performance and return on assets achieved by the specific geographic region of the Company that corresponds to the executive's area of responsibilities. Additionally, executive officers and regional presidents may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with relocations from one region to another, or for successful completion of special projects. Fiscal 1998 incentive compensation averaged approximately 40% of the total cash compensation received by the executive officers and regional presidents.

     The Company's executive officers and regional presidents also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers and regional presidents to those of the shareholders. The level of stock option grants to executive officers and regional presidents is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

     For calendar 1998, the Committee recommended an increase in the base salary of Mr. Mackey, chief executive officer of the Company, from $170,000 to $185,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) increase in net income of the Company in fiscal 1998 over fiscal 1997 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. Mr. Mackey's incentive compensation represented approximately 33% of his total cash compensation for fiscal 1998. During fiscal 1998, Mr. Mackey was awarded options to purchase 9,000 shares of common stock under the Company's incentive stock option plan.

Compensation Committee

Dr. Cristina G. Banks (Chair)
Fred "Chico" Lager
Dr. Ralph Z. Sorenson

                            STOCK PRICE PERFORMANCE

     The following graph compares the cumulative total return of the Company's Common Stock during the last five fiscal years with the Nasdaq Stock Market (U.S.) Index and the S & P Retail Food Chains Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on September 27, 1993 and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.


                        [PERFORMANCE GRAPH APPEARS HERE]

                                         FISCAL YEAR ENDING
                         ---------------------------------------------------
                           1993     1994    1995     1996     1997     1998

Whole Foods              $100.00    70.32   61.94   140.65   180.00   225.16
Composite Nasdaq         $100.00    99.67  138.61   161.86   221.36   229.43
S&P Retail Food Stores   $100.00   102.31  128.29   158.41   163.08   235.88

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 29, 1999 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                      Shares Owned (1)
                                   ----------------------
Name                               Number         Percent
----                               ------         -------

FMR Corp. (2)                  1,407,000             5%
Dr. Cristina G. Banks (3)         21,300             *
David W. Dupree (4)                8,010             *
Dr. John B. Elstrott (5)           6,600             *
Glenda Flanagan (6)               64,724             *
Avram J. Goldberg (7)             15,100             *
Christopher Hitt (8)              44,705             *
Fred "Chico" Lager (9)            10,317             *
John P. Mackey (10)              331,817             1%
Linda A. Mason (11)               18,500             *
Carl Morris (12)                  18,974             *
Peter Roy (13)                    89,024             *
Jirka Rysavy                           0             *
Dr. Ralph Z. Sorenson (14)        10,500             *
James P. Sud (15)                 56,475             *
All directors and officers
 as a group (21 persons)         881,815             3%

*    Less than one percent
(1) Includes shares issuable upon exercise of stock options that are vested or will be vested prior to March 29, 1999.
(2) Based on information contained in Schedule 13G, as amended on December 10, 1998. The amount indicated reflects FMR Corp's beneficial ownership as of November 30, 1998. Of the shares indicated, FMR Corp. has the sole voting power of 611,400 shares and the sole power to dispose of all the shares indicated. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)  Includes options to purchase 21,100 shares of common stock.
(4)  Includes options to purchase 2,041 shares of common stock.
(5)  Includes options to purchase 3,000 shares of common stock.
(6)  Includes options to purchase 58,700 shares of common stock.
(7)  Includes options to purchase 12,100 shares of common stock.
(8)  Includes options to purchase 26,681 shares of common stock.
(9)  Includes options to purchase 8,500 shares of common stock.
(10) Includes options to purchase 67,450 shares of common stock.
(11) Includes options to purchase 18,500 shares of common stock.
(12) Includes options to purchase 18,950 shares of common stock.
(13) Includes options to purchase 41,133 shares of common stock.
(14) Includes options to purchase 10,500 shares of common stock.
(15) Includes options to purchase 14,900 shares of common stock.

                Certain Relationships and Related Transactions

     John P. Mackey and Glenda Flanagan, executive officers of the Company, own approximately 11% in the aggregate of BookPeople, Inc. which leases facilities from the Company. During fiscal 1998, the lease was amended to reduce the size of the leased facility and the aggregate annual minimum rent from approximately $582,000 to approximately $391,000. In fiscal 1998, the Company received approximately $456,000 in rental income from this lease.

            Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except as follows. A sale of common stock was not timely reported on a Form 4 filed by Dr. John B. Elstrott. This failure to report was inadvertent, and the transaction has now been reported on Dr. Elstrott's amended Form 4 filed in June 1998.

                            SHAREHOLDERS' PROPOSALS

     Any proposals that shareholders of the Company desire to have presented at the 2000 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 15, 1999.

                            ADDITIONAL INFORMATION

     Proxy Solicitation. The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

     Internet and Telephone Voting. For shares that are beneficially owned and held in "street name" through a broker, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 4:00 p.m., New York time, on March 26, 1999. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in "street name") may not submit their proxy electronically via the Internet or by telephone.

     The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

                                     PROXY
                            WHOLE FOODS MARKET, INC.

  The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 29, 1999, at 10:00 a.m., local time, at the Hotel Boulderado, 2115 13th Street, Boulder, CO and the Proxy Statement in connection therewith, and
(b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS
                   [_] FOR nominees listed below except as marked to the contrary below

                   [_] WITHHOLD AUTHORITY to vote for all nominees listed below

Dr. Cristina G. Banks, Linda A. Mason, Jirka Rysavy

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

  Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED PROPOSALS.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                           DATED: _____________________________

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                               (Signature if held jointly)
                                           Please date the proxy and sign your
                                           name exactly as it appears hereon.
                                           Where there is more than one owner,
                                           each should sign. When signing as
                                           an attorney, administrator,
                                           executor, guardian or trustee,
                                           please add your title as such. If
                                           executed by a corporation, the
                                           proxy should be signed by a duly
                                           authorized officer. Please sign the
                                           proxy and return it promptly
                                           whether or not you expect to attend
                                           the meeting. You may nevertheless
                                           vote in person if you do attend.